Exhibit 5




                                                    May 10, 1994




The Pittston Company
100 First Stamford Place
Stamford, CT  06912

Dear Sirs:

                In my capacity as Assistant General Counsel of The Pittston Company (the "Company"), I am familiar with the 1994 Employee Stock Purchase Plan, the Key
Employees' Deferred Compensation Program and the 1988
Stock Option Plan, as amended and restated (the
"Plans"), and have examined originals or copies of such documents and corporate records as I have deemed necessary or advisable for purposes of this opinion.

                I have also participated in the preparation of the Company's Registration Statement on Form S-8
(the "Registration Statement") relating to shares of Pittston Services Group Common Stock, par value $1.00 per share (the "Services Stock"), and Pittston Minerals
Group Common Stock, par value $1.00 per share
("Minerals Stock").

                Based on the foregoing, I am of the opinion that such shares of Services Stock and Minerals Stock will, when sold in accordance with the Plans (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued shares available therefor), be legally issued and fully paid and nonassessable.

                I hereby consent to the use of this opinion in connection with the Registration Statement referred to above.

                                 Very truly yours,

                                 PETER LATERZA